EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Former President and Chief Financial Officer
of Commerce Energy Group Termination Status Remains Unchanged
COSTA MESA, CA, October 13, 2005 — Commerce Energy Group, Inc. (AMEX: EGR), the largest non-utility-affiliated retail energy marketer in the U.S., announced today that its decision to terminate without cause the employment of Peter Weigand, President of the Company, and Richard Boughrum, Senior Vice President and Chief Financial Officer of the Company, remained without cause in accordance with the terms of their respective employment agreements, and became effective on October 8, 2005. Pursuant to the terms of their respective employment agreements, each of Messrs. Weigand and Boughrum will receive severance payments equal to his base salary for the remaining term of his employment agreement (i.e., until April 1, 2007). Mr. Weigand continues to serve as a director of the Company.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (AMEX:EGR) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone, Inc. Commerce Energy, Inc. is a FERC licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers in ten states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. For more information, visit www.commerceenergygroup.com.
For more information contact:
Commerce Energy Group, Inc.
Investor Relations
Verna Ray
vray@commerceenergy.com
(281) 902-5127